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                                                                     Exhibit 12

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                                                      Nine Months
                                                     Ended June 30,                   Year Ended September 30,
                                                     --------------   -----------------------------------------------------
                                                          1998           1997        1996       1995       1994       1993
                                                     --------------    -------     -------    -------    -------    -------


Earnings (loss) before income taxes                    $ (9,404)      $(11,195)   $  6,178   $  3,197   $  7,579   $  6,266

Fixed charges:
  Rent expense (per supplemental P & L)                   2,797          2,439       1,644      1,217        708        772
  divided by 3                                                3              3           3          3          3          3
                                                       --------       --------    --------   --------   --------   --------
    1/3 of annual rental expense                            932            813         548        406        236        257

  Interest expense & deferred financing costs
    (per statement of earnings)                           8,102          7,243       4,128      4,273      1,203        868
                                                       --------       --------    --------   --------   --------   --------
      Total fixed charges                                 9,034          8,056       4,676      4,679      1,439      1,125
                                                       --------       --------    --------   --------   --------   --------
      Earnings (loss) before fixed charges                 (370)        (3,139)     10,854      7,876      9,018      7,391

Ratio of earnings to fixed charges                        -0.04          -0.39        2.32       1.68       6.27       6.57
                                                          N/A*           N/A*

If ratio < 1, value should be amount of net loss         (9,404)       (11,195)          0          0          0          0

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*Note: In years in which the earnings (loss) before income taxes is a loss, this calculation in N/A.